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                                                                     EXHIBIT 4.1



                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Board of Directors
Glamis Gold Ltd.

We consent to the incorporation by reference in the Registration Statement on Form F-10/A of Glamis Gold Ltd. filed with the United States Securities and Exchange Commission of our report dated February 8, 2002 relating to the consolidated balance sheets of Glamis Gold Ltd. as at December 31, 2001 and 2000 and the related consolidated statements of operations, retained earnings (deficit) and cash flows for each of the years ended December 31, 2001, 2000 and 1999, which report appears in the December 31, 2001 Annual Report to Shareholders of Glamis Gold Ltd., and to the reference to our firm as experts in auditing and accounting under the heading "Experts" in the prospectus included in the Registration Statement.

/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada
November 20, 2002